                                                                     EXHIBIT 2.1

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                                CB BANCORP, INC.

                                      AND

                             HOME BANCSHARES, INC.

                                      AND

                        COMMUNITY FINANCIAL GROUP, INC.

================================================================================

                            DATED AS OF JULY 30, 2003

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                                                                  EXECUTION COPY


                                TABLE OF CONTENTS

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RECITALS.................................................................     1
DEFINITIONS..............................................................     2
   ARTICLE I. MERGER.....................................................     7
      1.1 THE MERGER.....................................................     7
          (A) SURVIVING CORPORATION......................................     7
          (B) ARTICLES, BYLAWS, DIRECTORS, OFFICERS......................     7
          (C) EFFECT OF THE MERGER.......................................     7
      1.2 CONTINUATION OF BANKS..........................................     8
      1.3 DISSENTING SHARES..............................................     8
      1.4 EFFECTIVE DATE.................................................     8
   ARTICLE II. CONSIDERATION.............................................     8
      2.1 MERGER CONSIDERATION...........................................     8
      2.2 TRANSMITTAL AND ALLOCATION PROCEDURES..........................    10
      2.3 FRACTIONAL SHARES..............................................    11
      2.4 SHAREHOLDER RIGHTS; STOCK TRANSFERS............................    11
      2.5 EXCEPTION SHARES...............................................    11
      2.6 RESERVATION OF RIGHT TO REVISE TRANSACTION.....................    11
      2.7 OPTIONS........................................................    11
   ARTICLE III. ACTIONS PENDING CONSUMMATION.............................    12
      3.1 CAPITAL STOCK..................................................    12
      3.2 DIVIDENDS, ETC.................................................    12
      3.3 INDEBTEDNESS; LIABILITIES; ETC.................................    12
      3.4 LINE OF BUSINESS; OPERATING PROCEDURES; ETC....................    12
      3.5 LIENS AND ENCUMBRANCES.........................................    13
      3.6 COMPENSATION; EMPLOYMENT AGREEMENTS; ETC.......................    13
      3.7 BENEFIT PLANS..................................................    13
      3.8 CONTINUANCE OF BUSINESS........................................    13
      3.9 AMENDMENTS.....................................................    13
      3.10 CLAIMS........................................................    13
      3.11 CONTRACTS.....................................................    13
      3.12 LOANS.........................................................    13
   ARTICLE IV. REPRESENTATIONS AND WARRANTIES............................    14
      4.1 CFG REPRESENTATIONS AND WARRANTIES.............................    14
          (A) RECITALS...................................................    14
      4.2 CBI AND HBI REPRESENTATIONS AND WARRANTIES.....................    23
          (A) RECITALS...................................................    23
          (B) ORGANIZATION, STANDING AND AUTHORITY.......................    23
          (C) SHARES.....................................................    24
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
          (D) CBI AND HBI SUBSIDIARIES...................................    24
          (E) CORPORATE POWER............................................    24
          (F) CORPORATE AUTHORITY........................................    24
          (G) NO DEFAULTS................................................    24
          (H) HBI FINANCIAL REPORTS......................................    25
          (J) NO EVENTS..................................................    25
          (K) LITIGATION; REGULATORY ACTION..............................    25
   ARTICLE V. COVENANTS..................................................    25
      5.1 BEST EFFORTS...................................................    25
      5.2 CORPORATE ACTIONS..............................................    26
          (A) THE PROXY..................................................    26
          (B) HBI AMENDMENT..............................................    26
          (C) BEST EFFORTS...............................................    26
      5.3 SECURITIES LAW COMPLIANCE......................................    26
      5.4 PRESS RELEASES.................................................    26
      5.5 ACCESS; INFORMATION............................................    26
      5.6 SOLE AGREEMENT TO SELL.........................................    27
      5.7 HBI COMMON STOCK ADJUSTMENTS...................................    27
      5.8 STATE TAKEOVER LAW.............................................    28
      5.9 NO RIGHTS TRIGGERED............................................    28
      5.10 REGULATORY APPLICATIONS.......................................    28
      5.11 REGULATORY DIVESTITURES.......................................    28
      5.12 CURRENT INFORMATION...........................................    28
      5.13 DIRECTOR AND OFFICER LIABILITY INSURANCE......................    28
   ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGER..................    29
      6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS.........................    29
      6.2 CONDITIONS TO OBLIGATIONS OF CBI AND HBI.......................    30
      6.3 CONDITIONS TO OBLIGATIONS OF CFG...............................    32
   ARTICLE VII. TERMINATION..............................................    32
      7.1 TERMINATION UPON CERTAIN CONDITIONS............................    32
      7.2 TERMINATION FOR BREACH.........................................    33
   ARTICLE VIII. OTHER MATTERS...........................................    33
      8.1 SURVIVAL.......................................................    33
      8.2 WAIVER; AMENDMENT..............................................    33
      8.3 COUNTERPARTS...................................................    33
      8.4 GOVERNING LAW..................................................    33
      8.5 EXPENSES.......................................................    34
      8.6 CONFIDENTIALITY................................................    34
      8.7 NOTICES........................................................    34
      8.8 TIME IS OF THE ESSENCE.........................................    34
      8.9 ASSIGNMENT.....................................................    35
      8.10 BINDING EFFECT................................................    35
      8.11 SEVERABILITY..................................................    35
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                                      -ii-

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      8.12 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES............    35
      8.13 ENFORCEMENT PROCEEDINGS.......................................    35
      8.14 BENEFIT PLANS.................................................    35
      8.15 HEADINGS......................................................    35

EXHIBITS.................................................................     1

APPENDIX I...............................................................     1
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                                     -iii-

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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of the 30th day of July, 2003 (this "Agreement" or "Plan"), is by and among CB BANCORP, INC. ("CBI"), an Arkansas corporation, HOME BANCSHARES, INC. ("HBI"), an Arkansas corporation, and COMMUNITY FINANCIAL GROUP, INC. ("CFG"), an Arkansas corporation.

                                    RECITALS

     (A) CFG. CFG is a corporation duly organized and existing in good standing under the laws of the State of Arkansas, with its principal executive offices located in Cabot, Arkansas. CFG is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this Plan, CFG has 1,000,000 authorized shares of common stock, $.25 par value ("CFG Common Stock"), of which 724,033 shares of CFG Common Stock are issued and outstanding (no other class of capital stock being authorized). As of June 30, 2003, CFG had capital of $27,731,897, divided into common stock of $231,260, comprehensive income/surplus of $5,145,154, and retained earnings of $22,355,483. As of the date of this Plan, CFG has 70,000 shares of CFG Common Stock reserved for issuance under a Non-Qualified stock Option Plan pursuant to which options covering 9,359 shares of CFG Common Stock are issued and outstanding as provided in Section 2.7 herein.

     (B) COMMUNITY BANK. Community Bank ("CB") is an Arkansas state bank duly organized and existing in good standing under the laws of the State of Arkansas. As of the date of this Plan, CB has 25,000 authorized shares of common stock, $25.00 par value per share ("CB Common Stock") (no other class of capital stock being authorized), of which 25,000 shares of CB Common Stock are issued and outstanding. All of the issued and outstanding shares of CB Common Stock are owned by CFG, the sole shareholder of CB.

     (C) CBI. CBI is a newly formed corporation, duly organized and existing in good standing under the laws of the State of Arkansas, with its principal executive offices located in Conway, Arkansas. CBI is a subsidiary of HBI, which will own 80% of the issued and outstanding shares of CBI. The remaining 20% of the issued and outstanding shares of CBI will be owned by TCBancorp, Inc. Upon approval by the Federal Reserve Board (hereafter defined), CBI will be a registered bank holding company, under the Arkansas Banking Code of 1997, as amended. As of the date of this Plan, CBI has 3,000,000 authorized shares of common stock, $.01 par value ("CBI Common Stock"), of which five (5) shares of CBI Common Stock are issued and outstanding (no other class of capital stock being authorized).

     (D) HBI. HBI is a corporation duly organized and existing in good standing under the laws of the State of Arkansas, with its principal executive offices located in Conway, Arkansas. HBI is a financial holding company subject to regulation by the Federal Reserve Board. As of June 20, 2003, HBI had Capital of $48,379,335, divided into common stock of $1,863,732, comprehensive income/surplus of $39,527,270, and retained earnings of $6,988,333. As of the date of this Plan, HBI has 3,000,000 authorized shares of common stock, $1.00 par value per share ("HBI Common Stock"), of which 1,863,732 shares of HBI Common Stock are issued and outstanding (no other class of capital stock being authorized). This Agreement contemplates that HBI will amend its Articles of Incorporation to authorize preferred stock to be issued in the Merger, as defined herein.

     (E) FIRST STATE BANK. First State Bank of Conway ("FSB"), a wholly owned subsidiary of HBI, is a banking corporation duly organized and existing in good standing under the laws of the State of Arkansas.

     (F) APPROVALS. At meetings of the respective Boards of Directors of CFG, CBI, and HBI, each such Board has approved and authorized the execution of this Plan in counterparts.

     In consideration of their mutual promises and obligations, the Parties further agree as follows:

                                   DEFINITIONS

     (A) DEFINITIONS. Capitalized terms used in this Plan have the following meanings:

     "ACA" means the Arkansas Code Annotated, as amended.

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

     "Appraisal Laws" means ACA Section 4-26-1007.

     "Arkansas Business Corporation Laws" means (1) as to CFG, ACA Section 4-26-101, et seq., and (2) as to CBI and HBI, ACA Section 4-27-101, et seq.

     "Arkansas Resident" means:

          (1) A corporation, partnership, trust or other form of business organization which has a principal office within the State of Arkansas on the Effective Date of the Plan.

          (2) An individual who principal residence is in the State of Arkansas on the Effective Date of the Plan.

          (3) A corporation, partnership, trust or other form of business organization which is organized for the specific purpose of acquiring part of an issue offered pursuant to this Plan, of which all of the beneficial owners of such organization are residents of the State of Arkansas on the Effective Date of the Plan.

     "Asset Classification" has the meaning assigned to such term in Section 4.1(U).

     "Business Day" means any day other than a Saturday, Sunday, or a day on which FSB is not open for business.

     "Capital" means capital stock, surplus and retained earnings determined in accordance with GAAP. Unrealized gains or losses in investment securities will be included when determining Capital.

     "Cash Consideration" means the amount of cash the holders of Eligible CFG Common Stock will receive pursuant to Article II.

     "CB Common Stock" has the meaning assigned to such term in paragraph (B) of the Recitals.

     "CBI" means CB Bancorp, Inc., an Arkansas corporation.

     "CFG" means Community Financial Group, Inc., an Arkansas corporation and registered bank holding company.

     "CFG Common Stock" has the meaning assigned to such term in paragraph (A) of the Recitals.

     "CFG Option" has the meaning assigned to such term in Section 2.7.

     "Code" has the meaning assigned to such term in Section 4.1 (R)(2).

     "Compensation and Benefit Plans" has the meaning assigned to such term in
Section 4.1(R)(1).

     "Control" with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract, or otherwise.

     "Derivatives Contract" means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the Financial Reports of CFG, and (2) is a derivative contract (including various combinations thereof).

     "Dissenting Share" has the meaning assigned to such term in Section 1.3.

     "Effective Date" has the meaning assigned to such term in Section 1.4.

     "Eligible CFG Common Stock" means shares of CFG Common Stock other than Exception Shares and Dissenting Shares.

     "Environmental Law" means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

     "ERISA" has the meaning assigned to such term in Section 4.1(R)(2).

     "ERISA Affiliate" has the meaning assigned to such term in Section
4.1(R)(3).

     "ERISA Plans" has the meaning assigned to such term in Section 4.1(R)(2).

     "Exception Shares" has the meaning ascribed to such term in Section 2.1(B).

     "Exchange Agent" means Firstrust Financial Services, Inc., an Arkansas corporation whose principal address is 2716 Lakewood Village Place, North Little Rock, Arkansas, 72116.

     "Expiration Date" has the meaning assigned to such term in Section
2.2(A)(2).

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Financial Reports" (1) as to CFG and HBI, means the audited consolidated balance sheets as of December 31, 2001 and December 31, 2002 and the related statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 2001 and December 31, 2002, and the unaudited consolidated balance sheet as of June 30, 2003 and the related statements of income, changes in shareholders' equity and cash flows for the period ended June 30, 2003; and (2) as to CB means its call reports for the fiscal years ended December 31, 2001 and December 31, 2002 and for the period ending June 30, 2003, and all other financial reports filed or to be filed subsequent to June 30, 2003, in the form filed with the Federal Reserve Board, FDIC and the Arkansas State Bank Department

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

     "GAAP" means generally accepted accounting principles consistently applied.

     "Hazardous Material' means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

     "HBI" means Home Bancshares, Inc., an Arkansas corporation and registered financial holding company.

     "HBI Common Stock" has the meaning assigned to such term in paragraph (D) of the Recitals.

     "HBI Option" has the meaning assigned to such term in Section 2.7.

     "HBI Preferred Stock" means the convertible preferred stock to be issued by HBI and exchanged pursuant to Section 2.1(B) and as described in Appendix I.

     "HBI Transaction" means: (1) a merger, consolidation or similar transaction involving HBI, where HBI is not the corporation surviving such transaction or where a change of Control of HBI is otherwise effected, (2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of HBI or any of its significant subsidiaries representing in either case 25 percent or more of the consolidated assets or deposits of HBI and its Subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25 percent or more of the voting power of HBI or any of its significant subsidiaries other than the issuance of HBI Common Stock upon the exercise of then outstanding options or the conversion of then outstanding convertible securities of HBI.

     "Insured Depository Institution" has the meaning given it in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute.

     "Intellectual Property Rights" has the meaning given such term in Section 4.1(L).

     "Knowledge" (and "Know" or "Known") means the best knowledge of the Chairman, Chief Executive Officer, Chief Financial Officer, and Chief Lending Officer of the entity, after reasonable due diligence, inquiry, or investigation.

     "Liability" means any debts, liabilities, obligations and contracts of the Party, whether the same shall be matured or un-matured; whether accrued, absolute, contingent or otherwise.

     "Loan/Fiduciary Property" means any property owned or Controlled by CFG or any of its Subsidiaries or in which CFG or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where CFG or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

     "Mailing Date" has the meaning assigned to such term in Section 2.2.

     "Material means, with respect to any Party, an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Plan by such Party) that (a) has or is reasonably likely to have a material adverse effect on or constitute a material adverse change in the financial condition, results of operations, business, future operations, or prospects of such Party or, as applicable, its Subsidiaries, or (b) would impair such Party's ability to perform its obligations under this Plan or the consummation of any of the transactions contemplated by this Plan. With respect to CFG, any such event, occurrence or circumstance that has been previously approved by CBI and HBI shall not be deemed material.

     "Merger" means the merger of CFG with and into CBI, as described in Section 1.1.

     "Merger Consideration" means the HBI Preferred Stock and/or the Cash Consideration a holder of Eligible CFG Common Stock will receive pursuant to
Article II.

     "Mixed Consideration" has the meaning assigned to such term in Section 2.1(B).

     "Multiemployer Plans" has the meaning assigned to such term in Section 4.1(R)(2).

     "Participation Facility" means any facility in which CFG or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

     "Party" means a party to this Plan.

     "Pension Plan" has the meaning assigned to such term in Section 4.1(R)(2).

     "Per Share Cash Consideration" means the amount of Cash Consideration paid for each share of Eligible CFG Common Stock pursuant to Article II.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

     "Plan" means this Agreement and Plan of Merger, together with all Exhibits and Schedules annexed to, and incorporated by specific reference, as a part of this Plan.

     "Preliminary Calculation" has the meaning assigned to such term in Section 2.2(B)(1).

     "Proxy Statement" has the meaning assigned to such term in Section 5.2(A).

     "Qualified Arkansas Resident" means an Arkansas Resident who provides evidence of that fact in the manner set forth in Section 2.2.

     "Regulatory Authorities" means federal or state governmental agencies, authorities or departments (1) charged with the supervision or regulation of depository institutions or (2) engaged in the insurance of deposits.

     "Requesting CFG Shareholders" has the meaning assigned to such term in
Section 2.1(B).

     "Requested Consideration" has the meaning assigned to such term in Section 2.2(A)(1).

     "Required Percentage" has the meaning assigned to such term in Section 2.1(B).

     "Rights" means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock.

     "Rule 147" means Rule 147 promulgated under the Securities Act.

     "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

     "Stock Conversion Ratio" has the meaning assigned to such term in Section 2.1(B).

     "Subsidiary" means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would
be) owned, directly or indirectly, at the time in question by such entity.

     "Surviving Corporation" has the meaning assigned to such term in Section 1.1(A).

     "Tax Returns" has the meaning assigned to such term in Section 4.1(BB).

     "Taxes" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

     "Termination Date" has the meaning assigned to such term in Section 5.1.

     "Transmittal Form" has the meaning assigned to such term in Section 2.2.

     (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Plan or unless the context clearly requires otherwise, the terms defined in this Plan include the plural as well as the singular; the words "hereof," "herein," "hereunder," "in this Plan" and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Unless otherwise stated, references to Subsections refer to the Subsections of the
Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.

                                ARTICLE I. MERGER

     1.1 THE MERGER. Subject to the provisions of this Plan, on the Effective
Date:

          (A) SURVIVING CORPORATION. In accordance with the applicable provisions of the Arkansas Business Corporation Law, CFG shall be merged with and into CBI pursuant to the terms and conditions of this Plan and pursuant to the Articles of Merger substantially in the form of Exhibit A. Upon consummation of the Merger, the separate existence of CFG shall cease and CBI shall continue as the Surviving Corporation under the corporate name it possesses immediately prior to the Effective Date.

          (B) ARTICLES, BYLAWS, DIRECTORS, OFFICERS. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be those of CBI, as in effect immediately prior to the Merger becoming effective. The directors and officers of CBI in office immediately prior to the Merger becoming effective shall be the directors and officers of the Surviving Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

          (C) EFFECT OF THE MERGER. On the Effective Date, the effect of the Merger shall be that (1) the Surviving Corporation shall possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged; (2) all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be transferred to and vested in the Surviving Corporation without further act or deed and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Merger; and (3) the Surviving Corporation shall be liable for all Liabilities of CFG as well as those of CBI whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of CFG or CBI, in the same manner as if the Surviving Corporation had itself incurred such Liabilities or obligations; but the Liabilities of CFG and CBI, or of their shareholders, directors, or officers, shall not be affected, nor shall the rights of the creditors thereof, or of any Persons dealing with such corporations be impaired by the Merger, and any claims existing, or action or proceeding pending, by or against either CFG or CBI may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be proceeded against, or substituted, in place of CFG or CBI.

     1.2 CONTINUATION OF BANKS. FSB shall continue as a separate bank immediately after the Merger as wholly-owned subsidiaries of HBI, subject to further determination by the Board of Directors of HBI. CB shall continue as a separate bank immediately after the Merger as a wholly-owned subsidiary of CBI, subject to further determination by the Board of Directors of CBI.

     1.3 DISSENTING SHARES. Notwithstanding anything to the contrary in this Plan, each Dissenting Share shall not be converted into a right to receive the Merger Consideration, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into the right to receive the Merger Consideration. Each holder of Dissenting Shares who becomes entitled to payment for his CFG Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from CBI (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

     1.4 EFFECTIVE DATE. Unless the Parties agree upon another date, the "Effective Date" will be the tenth Business Day after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, ARTICLE VI. If the Merger is not consummated in accordance with this Plan on or prior to the Termination Date, CFG or HBI may terminate this Plan in accordance with ARTICLE VII. On the Effective Date, Articles of Merger will be filed with the Secretary of State of the State of Arkansas in accordance with applicable law.

                            ARTICLE II. CONSIDERATION

     2.1 MERGER CONSIDERATION. At the Effective Date, without any action on the part of CBI, CFG, or the holder of any of the shares of common stock of CFG, the Merger shall be effected in accordance with the following terms:

          (A) All shares of CFG Common Stock owned directly by CFG (including treasury shares), CBI, HBI, or any of their subsidiaries (in each case other than shares in trust accounts or in an another fiduciary capacity, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Company and shall not be exchanged for Merger Consideration or any other consideration.

          (B) The total Merger Consideration to be paid to holders of Eligible CFG Common Stock is $43,000,000 (representing $58.51 per share for each share of CFG Common Stock Outstanding as of the date hereof), less an amount equal to $58.51 multiplied by the number of Exception Shares and Dissenting Shares. Only Cash Consideration shall be paid, and no shares of HBI Preferred Stock shall be issued, to any holders of CFG Common Stock who are not Qualified Arkansas Residents. For holders of Eligible CFG Common Stock who are Qualifying Arkansas Residents, the Merger Consideration payable to them shall be an amount of HBI Preferred Stock and Cash Consideration sufficient to make the percentage of HBI Preferred Stock issued as part of the Merger Consideration to Qualified Arkansas Residents equal to 51% of the total Merger Consideration (the "Required Percentage"). HBI agrees to issue sufficient shares of HBI Preferred Stock to equal the Required Percentage. The remainder of the Merger Consideration payable to Qualified Arkansas Residents shall be Cash Consideration. All cash paid by CBI pursuant to this Article II shall be paid by cashier's checks issued by FSB.

               The Merger Consideration payable to the holders of Eligible CFG Common Stock who are not Qualified Arkansas Residents shall be Per Share Cash Consideration of $58.51 per share of Eligible CFG Common Stock owned by them.

               Holders of Eligible CFG Common Stock who are Qualified Arkansas Residents and who wish to have their Merger Consideration be either all shares of HBI Preferred Stock or all Cash Consideration or such combination of HBI Preferred Stock and Cash Consideration (the "Mixed Consideration) as the holder requests (the "Requesting CFG Shareholders") shall make such written request pursuant to and be subject to the allocation procedures set forth in Section 2.2.

               The HBI Preferred Stock shall have a value for Stock Conversation Ratio purposes of Ten Dollars ($10) per share. When HBI Preferred Stock is to be issued to a Qualified Arkansas Resident, they shall be entitled to receive the number of whole shares of HBI Preferred Stock equal to the product of 5.851 times the number of shares of Eligible CFG Common Stock held by such Person times the percentage of HBI Preferred Stock allocated to that Person as part of the Merger Consideration pursuant to Section 2.2(B) (the "Stock Conversion Ratio").

               The HBI Preferred Stock to be issued hereunder shall have the characteristics and requirements as set forth in Appendix I.

               Notwithstanding any other provision herein, in the event the Effective Date is more than one hundred twenty (120) days after the Effective Date, interest at the rate of two percent (2%) per annum for the period from such 120th day until the Effective Date shall be added to the total Merger Consideration provided for herein with a pro rata adjustment of the Merger Consideration, the Per Share Cash Consideration and the Stock Conversion Ratio.

          (C) Each Dissenting Share shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the Appraisal Laws. CFG shall give CBI prompt notice upon receipt by CFG of any such demands for payment of the fair value of such shares of CFG Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). CFG shall not make any payment or offer to settle any such demand or waive any failure by a Dissenting Shareholder of a requirement of the Appraisal Laws. All actions taken in respect of Dissenting Shares shall be taken by the Surviving Company.

          (D) If at or prior to the Effective Date any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment, such holder's shares of CFG Common Stock shall be converted into a right to receive Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Date, each share of CFG Common Stock of such holder shall be converted on a share-by-share basis into the right to receive the Per Share Cash Consideration.

     2.2 TRANSMITTAL AND ALLOCATION PROCEDURES.

     (A) TRANSMITTAL PROCEDURES.

               (1) A form (the 'Transmittal Form") shall be mailed (the "Mailing Date") as soon as reasonably practicable after the Effective Date to each holder of Eligible CFG Common Stock of record as of the Effective Date. The Transmittal Form shall request a holder of Eligible CFG Common Stock to evidence that they are or are not Arkansas Residents, that they are aware of the requirements of Rule 147 concerning restrictions on transferability and to agree to the restrictions contained in the Transmittal Form. The Transmittal Form shall contain applicable instructions on transmittal of the holder's Eligible CFG Common Stock and shall contain a section in which a Qualified Arkansas Resident, may request that such holder receive only HBI Preferred Stock, or only Cash Consideration, or the Mixed Consideration (the "Requested Consideration").

               (2) Any holder of Eligible CFG Common Stock who does not submit an effective, properly completed Transmittal Form to the Exchange Agent evidencing they are a Qualified Arkansas Resident, accompanied by one or more certificates (or such affidavits and indemnification satisfactory to the Exchange Agent regarding the loss or destruction of such certificates) representing all CFG Common Stock covered by such Transmittal Form, together with all other applicable transmittal materials, within thirty
     (30) days of the Mailing Date (the "Expiration Date") shall receive only the Per Share Cash Consideration (without interest thereon) for their shares of Eligible CFG Common Stock upon surrender of the certificates of CFG Common Stock in the manner required by the Exchange Agent. Any Merger Consideration into which shares of such shareholder's CFG Common Stock are converted on the Effective Date, any fractional share checks that such shareholder shall be entitled to receive and any dividends paid on such shares of HBI Preferred Stock for which the record date for determination of shareholders entitled to such dividends is on or after the Effective Date, will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares of Eligible CFG Common Stock (or indemnity satisfactory to the Exchange Agent, in its judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on the Per Share Cash Consideration or any such fractional shares checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Once submitted, the Transmittal Form is irrevocable. Neither CBI, HBI nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Transmittal Form.

          (B) ALLOCATION PROCEDURES. As soon as reasonably practicable after the Expiration Date, the Exchange Agent shall determine the number of shares of Eligible CFG Common Stock owned by Qualified Arkansas Residents, the number of other shares of Eligible CFG Common Stock and the number of shares of Qualified Arkansas Residents who requested either all HBI Preferred Stock or all Cash Consideration or a Mixed Consideration for their Merger Consideration. CBI and HBI shall cause the Exchange Agent to allocate the Merger Consideration among the holders of Eligible CFG Common Stock, which shall be effected by the Exchange Agent as follows:

               (1) If after giving effect to the shares of Eligible CFG Common Stock owned by Qualified Arkansas Residents and the Requested Consideration (the "Preliminary Calculation"), the amount of shares of HBI Preferred Stock to be issued as part of the Merger Consideration does not equal or exceed the Required Percentage, then the requests for all Per

     Share Cash Consideration and all requests for Mixed Consideration shall be disregarded by the Exchange Agent, the requests for all HBI Preferred Stock shall be given effect and the percentage of Merger Consideration that is Cash Consideration given to each Qualified Arkansas Resident shall be reduced on a pro rata basis and the HBI Preferred Stock shall be increased on a pro rata basis by such amount sufficient to cause the amount of HBI Preferred Stock issued as part of the Merger Consideration to equal the Required Percentage.

               (2) If after the Preliminary Calculation, the amount of HBI Preferred Stock to be issued as part of the Merger Consideration equals the Required Percentage, the Requested Consideration shall be given effect.

               (3) If after the Preliminary Calculation, the amount of HBI Preferred Stock to be issued as part of the Merger Consideration exceeds the Required Percentage, then the requests for all Cash Consideration shall be given effect and the percentage of Merger Consideration that is Cash Consideration given to each Qualified Arkansas Resident shall be increased on a pro rata basis and the requests for HBI Preferred Stock shall be reduced on a pro rata basis to equal the Required Percentage.

     2.3 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan, no fractional shares of HBI Preferred Stock and no certificates, scrip or other evidence of ownership of fractional shares will be issued in the Merger. HBI shall pay to each holder of CFG Common Stock who would otherwise be entitled to a fractional share of HBI Preferred Stock an amount in cash determined by multiplying such fraction by $58.51. No such holder shall be entitled to dividends, interest, or any other rights in respect to such fractional shares.

     2.4 SHAREHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of CFG Common Stock shall cease to be, and shall have no rights as, shareholders of CFG, other than to receive the consideration provided under this ARTICLE II. After the Effective Date, there shall be no transfers on the stock transfer books of CFG or the Surviving Corporation of the shares of CFG Common Stock that were issued and outstanding immediately prior to the Effective Date.

     2.5 EXCEPTION SHARES. Each of the Exception Shares of CFG Common Stock shall be canceled and retired upon consummation of the Merger, and no Merger Consideration shall be issued in exchange therefor.

     2.6 RESERVATION OF RIGHT TO REVISE TRANSACTION. In its sole discretion, and notwithstanding any other provision in this Plan to the contrary, HBI may at any time change the method of effecting its acquisition of CFG; provided, however, that (A) no such change shall alter or change the amount or kind of consideration to be generally issued to holders of CFG Common Stock as provided for in this Plan, provided that the total Merger Consideration set forth in
Section 2.1(B) is not reduced, (B) no such change shall adversely affect the tax treatment to CFG shareholders as a result of receiving such consideration, and
(C) no delay caused by such a change shall be the basis upon which CBI terminates this Plan pursuant to Section 7.1(C). If CBI elects to change the method of acquisition, CFG will cooperate with and assist CBI with any necessary amendment to this Plan, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for CBI, to obtain all necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

     2.7 OPTIONS. On the Effective Date, by virtue of the Merger and without any action on the part of any holder of an option, each outstanding option granted by CFG to purchase shares of CFG Common Stock ("CFG Option") that is then outstanding and unexercised shall immediately and automatically be fully vested and converted into and become an option to purchase HBI Preferred Stock ("HBI Option") on the same terms and conditions as are in effect with respect to CFG Option immediately prior to the Effective Date, except that (A) each such HBI Option may be exercised solely for shares of HBI Preferred Stock, (B) the number of shares of HBI Preferred Stock subject to such HBI Option shall be equal to the number of shares of CFG Common Stock subject to such CFG Option immediately prior to the Effective Date multiplied by 5.851, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per share exercise price under each such HBI Option shall be adjusted by dividing the per share exercise price of CFG Option by 5.851, and rounding up or down to the nearest cent. The number of shares of CFG Common Stock that are issuable upon exercise of CFG Options as of the date of this Plan and the names of the holders of CFG Options are disclosed in Schedule 2.7.

                    ARTICLE III. ACTIONS PENDING CONSUMMATION

     Unless CBI otherwise agrees in writing, CFG and all of CFG's Subsidiaries shall conduct their respective business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its, and as to CFG each of its Subsidiaries', business organization, employees and advantageous business relationships and retain the services of its, and as to CFG each of its Subsidiaries', officers and key employees identified by CBI, and neither CFG nor CB, without the prior written consent of CBI, will (or cause or allow any of it Subsidiaries to):

     3.1 CAPITAL STOCK. Except for the exercise of outstanding CFG Options, or as disclosed in Schedule 4.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of CFG, CB or any of their Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of CFG Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock-based employee compensation rights.

     3.2 DIVIDENDS,;ETC. Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, split, subdivide, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Plan, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

     3.3 INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

     3.4 LINE OF BUSINESS; OPERATING PROCEDURES; ETC. Except as may be directed by any regulatory agency: (A) change its lending, investment, liability management or other Material banking policies in any Material respect, or (B) commit to incur any further capital expenditures beyond those disclosed in
Schedule 3.4 or incurred in the ordinary course of business and not exceeding $15,000 individually or $25,000 in the aggregate.

     3.5 LIENS AND ENCUMBRANCES. Subject any of their assets to a lien, charge, or encumbrance (including mortgage, pledge or security interest), or permit any such lien, charge or encumbrance to exist.

     3.6 COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as disclosed in
Schedule 3.6, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any CFG Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice; provided, however, that no increase of salary or compensation to an officer of CFG shall be made without the approval of CBI.

     3.7 BENEFIT PLANS. Except as disclosed in Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

     3.8 CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, that is in excess of $25,000 individually or $100,000 in the aggregate, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity (except foreclosures or acquisitions by CB in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

     3.9 AMENDMENTS. Amend its Articles of Incorporation or Bylaws.

     3.10 CLAIMS. Settle any claim, litigation, action or proceeding involving any Liability for money damages in excess of $25,000 or Material restrictions upon the operations of CFG or any of its Subsidiaries.

     3.11 CONTRACTS. Except as disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any contract, agreement or lease (excluding agreements and loans permitted under Section 3.12) of a value or requiring payments during the life of the contract, agreement or lease, including all options, in excess of $25,000, except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 60 days prior written notice.

     3.12 LOANS. Extend credit or account for loans and leases other than in accordance with existing written lending policies and accounting practices, except that CB shall not, without the prior notice and consultation with FSB's Chief Executive Officer or Chief Credit Administrator make any new loan or renew any existing loan in a principal amount in excess of $250,000.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

     4.1 CFG REPRESENTATIONS AND WARRANTIES. CFG and CFG on behalf of CB hereby represents and warrants to CBI, now and as of the Effective Date, as follows:

          (A) RECITALS. The facts set forth in the recitals of this plan with respect to CFG and its Subsidiaries are true and correct.

          (B) ORGANIZATION, STANDING AND AUTHORITY. Each of CFG, CB, and any other Subsidiary of CFG is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material effect on it. All of such jurisdictions are set forth on
Schedule 4.1(B). Each of CFG and CB, and any other Subsidiary of CFG has in effect all federal state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. CB is the only Subsidiary of CFG that is an Insured Depository Institution, and its deposits are insured by the Bank Insurance Fund of the FDIC. Except as disclosed in Schedule 4.1(B), CB is not subject to any orders, resolutions, commitments, agreements, undertakings, understandings, or consents that affect its status as such Insured Depository Institution.

          (C) SHARES. The outstanding shares of CFG and its Subsidiaries' capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as disclosed in Schedule 4.1(C), there are no shares of capital stock or other equity securities of CFG or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

          (D) CFG SUBSIDIARIES. CFG has disclosed in Schedule 4.1(D) a list of all of its Subsidiaries, and the number of authorized, issued, and outstanding shares of each class of stock and the percentages of ownership of CFG or a CFG Subsidiary. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to CFG or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of CFG or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by CFG or one of its Subsidiaries are fully paid and non-assessable and are owned by CFG or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material effect on it. All of such jurisdictions are set forth on Schedule 4.1(D). Except as disclosed in Schedule 4.1(D). CFG does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization.

          (E) CORPORATE POWER. Each of CFG and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its Material properties and assets.

          (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1, this Plan has been authorized by all necessary corporate action of CFG and this Plan is a valid and binding agreement of CFG, enforceable against CFG in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as disclosed in Schedule 4.1(G), the execution, delivery and performance of this Plan and the consummation by CFG do not and will not Materially (1) constitute a breach of, or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of CFG or of any of its Subsidiaries or to which CFG or any of its Subsidiaries or its or their properties is subject or bound, or (2) constitute a breach of, or violation of, or a default under, the Articles of Incorporation, Charter or Bylaws of it or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.

          (H) CFG FINANCIAL REPORTS. Except as disclosed in Schedule 4.1(H): (a) the Financial Reports of each of CFG and CB did not and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, and in light of the circumstances under which they were made, were not misleading; (b) each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) are correct, complete, and in accordance with the books and records of and fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date; (c) each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Financial Reports of CB (including any related notes and schedules thereto) are correct, complete, and in accordance with the books and records of and fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein; and (d) in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

          (I) ABSENCE OF UNDISCLOSED LIABILITIES. Neither CFG nor any of its Subsidiaries has any Material Liability, except as disclosed on Schedule 4.1(I). or (1) as reflected in its Financial Reports prior to the date of this Plan, and
(2) for commitments and obligations made, or Liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 2002, and which are fully reflected as liabilities on that entity's books and records. Except as disclosed on Schedule 4.1(I). since December 31,2002, neither CFG nor any of its Subsidiaries has incurred or paid any Material Liability (including any Liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary).

          (J) NO EVENTS. Except as disclosed on Schedule 4.1(J). since December
31. 2002, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material effect on CFG or any of its Subsidiaries.

          (K) PROPERTIES. Except as disclosed in Schedule 4.1(K), CFG and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in the Financial Reports of CFG as being owned by CFG or its Subsidiaries as of the dates thereof. All buildings and all Material fixtures, equipment, and other property and assets that are held under leases or subleases by CFG or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability as are disclosed on Schedule 4.1(K). Other than month-to-month leases on operating equipment, all leases and subleases are identified on
Schedule 4.1(K), and except as disclosed on such schedule, are fully transferable to CBI as the Surviving Corporation under this Plan. CFG further represents, covenants and warrants that, except as disclosed in Schedule 4.1(K), taking their age and ordinary wear and tear into account, the assets and properties of CFG or any of its Subsidiaries are in good operating condition and repair and have been operated and maintained in the ordinary course of business, consistent with past practice, other than those items of personal property not in use by CFG or its Subsidiaries as of the date hereof.

          (L) INTELLECTUAL PROPERTY RIGHTS. Schedule 4.1(L) lists all patents, patent rights, licenses, trade secrets, trademarks, service marks, trademark rights, trade names or trade name rights, copyrights, inventions and other intellectual property rights (Intellectual Property Rights") necessary for the ownership and operation of the business of CFG or any of its Subsidiaries in the manner in which the business has been historically and currently owned and operated by CFG or its Subsidiaries. None of the Intellectual Property Rights interferes with, infringes upon, misappropriates, or violates any intellectual property rights of third parties, and neither CFG nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. No third party has interfered with, infringed upon, misappropriated, or violated any of the Intellectual Property Rights. Neither CFG nor any of its Subsidiaries has received any written notice with respect to any outstanding injunction, judgment, order, decree, ruling, or charge relating to any item of the Intellectual Property Rights, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of CFG or any of its Subsidiaries, is threatened which challenges the legality, validity, enforceability, use, or ownership of any of the Intellectual Property Rights.

          (M) LITIGATION: REGULATORY ACTION. Except as disclosed in Schedule 4.1(M), no litigation, proceeding or controversy before any court or governmental agency is pending or threatened against CFG or any of its Subsidiaries, including, without limitation, any litigation, proceedings, or controversies that allege claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, or allege claims under any fair credit reporting laws or laws for the protection of non-public personal information, including the Fair Credit Reporting Act, and the Gramm-Leach-Bliley Act, and, to its Knowledge, no such litigation, proceeding or controversy has been threatened; and except as disclosed in Schedule 4.1(M), neither CFG nor any of its Subsidiaries or any of its or their Material properties or their officers, directors or Controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority or other governmental authority, and neither CFG nor any of its Subsidiaries has been advised by any of such Regulatory Authorities or other governmental authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

          (N) COMPLIANCE WITH LAWS. Except as disclosed in Schedule 4.1(N), each of CFG and its Subsidiaries:

               (1) Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities or other governmental authority that are required in order to permit it to own its businesses presently conducted and that are Material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its Knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

               (2) Has received no notification or communication from any Regulatory Authority or other governmental authority or the staff thereof
     (a) asserting that CFG or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority or governmental authority enforces, (b) threatening to revoke any license, franchise, permit or governmental authorization of CFG or any of its Subsidiaries, or (c) requiring any of CFG or its Subsidiaries (or any of its or their officers, directors or Controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

               (3) Is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

               (4) Is in compliance in all Material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and all fair credit reporting laws and laws for the protection of non-public personal information, including the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act

          (O) MATERIAL CONTRACTS. Except as disclosed in Schedule 4.1(O) (and with a true and correct copy of the document or other item in question attached to such schedule), none of CFG or its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto (excluding extensions of credit made in the ordinary course of business) or contracts obligating it or them to pay more than $10,000 in any year and which can be terminated upon not less than 6O day's notice. Except as disclosed in
Schedule 4.1(O) neither CFG nor any of its Subsidiaries is in default under any such contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected or under which it or any of its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as disclosed in Schedule 4.1(O). neither CFG nor any of its Subsidiaries is subject to or bound by any contract containing covenants that limit the ability of CFG or any of its Subsidiaries to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, CFG or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

          (P) REPORTS. Since January 1, 1999 each of CFG and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Arkansas State Bank Department, (2) the FDIC, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities or other governmental authority having jurisdiction with respect to CFG and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this
Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all Material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a Material fact or omit to state any Material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (Q) BROKERS AND FINDERS. Except as set forth in Schedule 4.1 (Q), neither CFG, CB, any CFG Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder, or agreed to pay any fees to any director or former director or incurred any Liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder, or director or former director of CFG and CB, has acted directly or indirectly for CFG, CB or any CFG Subsidiary, in connection with this Plan or the transactions contemplated hereby.

          (R) EMPLOYEE BENEFIT PLANS.

               (1) Schedule 4.1(R)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by CFG or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of CFG and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to the other Parties.

               (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of CFG and its Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as disclosed in Schedule 4.1(R)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no Material pending or, to its Knowledge, threatened litigation relating to the ERISA Plans. Neither CFG nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject CFG or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be Material.

               (3) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by CFG or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with CFG under Section 4001(a)(15) of ERISA or
     Section 414 of the Code (an "ERISA Affiliate"). Neither CFG nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

               (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, except as disclosed in Schedule 4.1(R)(4). Neither CFG nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (5) Except as disclosed in Schedule 4.1(R)(5), under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no Material change in the financial condition of such plan since the last day of the most recent plan year.

               (6) Neither CFG nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in
     Schedule 4.1(R)(6). There are no restrictions on the rights of CFG or any of its Subsidiaries to amend or terminate any such plan without incurring any Liability thereunder.

               (7) Except as disclosed in Schedule 4.1(R)(7), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated by this Plan will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of CFG or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from CFG or any of its Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

          (S) NO KNOWLEDGE. CFG and its Subsidiaries Know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

          (T) LABOR AGREEMENTS. Neither CFG nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CFG or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, threatened, nor is it aware of any activity involving its or any of the Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          (U) ASSET CLASSIFICATION. CFG and its Subsidiaries have disclosed in
Schedule 4.1(U) a list, accurate and complete in all Material respects, of the aggregate amounts of loans, extensions of credit or other assets of CFG and its Subsidiaries that have been classified by it as of March 31, 2003 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of March 31, 2003 by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful" "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by CFG or any Subsidiary prior to March 31, 2003, and which are also disclosed on Schedule 4.1(U).

          (V) ALLOWANCE FOR POSSIBLE LOAN LOSSES. Except as disclosed on
Schedule 4.1(V), lie allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 2002 Financial Reports of CFG was, and the allowance for possible loan losses to be shown on subsequent Financial Reports of CFG shall be adequate, to the Knowledge of the Board of Directors of CFG, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

          (W) INSURANCE. Each of CFG and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are Known to CFG, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on CFG or its Subsidiaries. Set forth in Schedule 4.1(W) is a list of all insurance policies maintained by or for the benefit of CFG or its Subsidiaries or their respective directors, officers, employees or agents.

          (X) BOOKS AND RECORDS. All books of account, minute books, stock record books and other records of CFG and all of its Subsidiaries, all of which have been made available to CBI and/or HBI, are complete and correct in all Material respects and have been maintained in accordance with the laws of the State of Arkansas for banks, bank holding companies, and corporations, and applicable rules and regulations promulgated thereunder and in accordance with sound business practices. The minute books of CFG and its Subsidiaries contain accurate and complete records in all Material respects of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors and committees of the Board of Directors of Company (as applicable), and no meeting of any such shareholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records shall be in the possession of CFG and shall be delivered to CBI.

          (Y) STATE TAKEOVER LAWS. ARTICLES OF INCORPORATION. CFG and its Subsidiaries have taken all necessary action to exempt (or ensure the continued exemption of) this Plan and the transactions contemplated by this Plan from (1) any applicable state takeover laws and (2) any takeover-related provisions of CFG's and its Subsidiaries' Articles of Incorporation.

          (Z) NO FURTHER ACTION. CFG and its Subsidiaries have taken all action so that the entering into of this Plan and the consummation of the transactions contemplated by this Plan, or any other action or combination of actions, or any other transactions, contemplated by this Plan do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) result in the grant of any rights to any Person under the Articles of Incorporation, Charter or Bylaws of CFG or any of its Subsidiaries or under any agreement to which CFG or any such Subsidiaries is a party, or (iii) restrict or impair in any way the ability of the other Parties to exercise the rights granted under this Plan.

          (AA) ENVIRONMENTAL MATTERS.

                    (1) The Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except as disclosed on Schedule 4.1(AA).

                    (2) There is no investigation or proceeding pending or, to CFG's Knowledge, threatened by or before any court, governmental agency or board or other forum in which CFG or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened investigations or proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by CFG or any of its Subsidiaries or any Participation Facility, except as disclosed in Schedule 4.1(AA)(2).

                    (3) There is no investigation or proceeding pending or, to CFG's Knowledge, threatened by or before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or CFG or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened investigations or proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such investigations or proceedings disclosed in Schedule 4.1(AA)(3).

                    (4) To CFG's Knowledge, there is no reasonable basis for any investigation or proceeding of a type described in subparagraph (2) or
          (3) of this paragraph (AA), except as has been disclosed in Schedule 4.1(AA)(4).

                    (5) To CFG's Knowledge, and except as disclosed on Schedule 4.1(AA)(5), during the period of (a) ownership or operation by CFG or any of its Subsidiaries of any of their respective current properties,
          (b) participation in the management of any Participation Facility by CFG or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by CFG or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property that violate Environmental Laws.

                    (6) To CFG's Knowledge, and except as disclosed on Schedule 4.1(AA)(6), prior to the period of (a) ownership or operation by CFG or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by CFG or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by CFG or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Fiduciary Property.

                    (7) No underground storage tanks are located on any property of CFG or any of its Subsidiaries, or any Participation Facility or any Loan/Fiduciary Property except as disclosed in Schedule 4.1(AA)(7).

                    (8) To CFG's Knowledge, and except as disclosed in Schedule 4.1(AA)(8), neither CFG's nor any of its Subsidiaries' facilities have building components containing friable asbestos.

          (BB) TAX RETURNS. Except as disclosed in Schedule 4.1(BB), (1) all reports and returns with respect to Taxes that are required to be filed by or with respect to CFG or its Subsidiaries, including consolidated federal income tax returns of CFG and its Subsidiaries (collectively, the 'Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, and such Tax Returns were true, complete and accurate in all Material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material effect on CFG or its Subsidiaries, except as reserved against in the Financial Reports of CFG, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of CFG or its Subsidiaries.

          (CC) ACCURACY OF INFORMATION. The statements with respect to CFG and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of CFG or any other Party pursuant to the terms of or relating to this Plan are now and as of the Effective Date true and correct in all Material respects, and such statements and documents do not omit any Material fact necessary to make the statements contained therein, and in light of the circumstances under which they were made, are not now and as of the Effective Date shall not be misleading.

          (DD) DERIVATIVES CONTRACTS. None of CFG or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes disclosed in Schedule 4.1(DD). Schedule 4.1(DD) includes a list of any assets of CFG or its Subsidiaries that are pledged as security for each such Derivatives Contract.

          (EE) ACCOUNTING CONTROLS. Each of CFG and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all Material transactions are executed in accordance with management's general or specific authorization, (2) all Material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the Material property and assets of CFG and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

          (FF) COMMITMENTS AND CONTRACTS. Neither CFG nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

               (1) except as disclosed in Schedule 4.1(FF)(1), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay Liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by CFG or any such Subsidiary without any obligation on the part of CFG or any such Subsidiary to make any payment in connection with such termination);

               (2) except as disclosed in Schedule 4.1(FF)(2), any contract, commitment, or understanding with any Person related to or under the Control of any present or former officer, director, or employee of CFG or any of its Subsidiaries, to the extent that such contract, commitment or understanding Materially impacts the financial condition of any of CFG or its Subsidiaries.

               (3) except as disclosed in Schedule 4.1 (FF)(3), any real or personal property lease with annual rental payments aggregating $10,000 or more; or

               (4) except as disclosed in Schedule 4.1(FF)(4), any Material contract with any Affiliate.

          (GG) CLAIMS OF OFFICERS, DIRECTORS, AND EMPLOYEES. Except as disclosed on Schedule 4.1(GG), no officer or director of CFG or any of its Subsidiaries has any claims against CFG or its Subsidiary, other than for their regular accrued but unpaid salary and/or director's fee. Except as disclosed on Schedule 4.1(GG), here are no outstanding or potential claims by a present or former employee against CFG or any of its Subsidiaries under federal or state law, under any employment agreement, or otherwise, other than for wages, salary, or overtime pay owed in respect of the current pay period, or vacation or sick pay or time off owed in respect of the current fiscal year.

     4.2 CBI AND HBI REPRESENTATIONS AND WARRANTIES. CBI and HBI, as to their respective entities, hereby represent and warrant to CFG now and as of the Effective Date as follows:

          (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to CBI and HBI are true and correct.

          (B) ORGANIZATION. STANDING AND AUTHORITY. Each of CBI and HBI is duly qualified to do business and is in good standing in the State of Arkansas. Each of CBI and HBI has in effect, or will have as of the Effective Date, all federal state, and local governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (C) SHARES. The outstanding shares of CBI's and HBI's capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as disclosed in Schedule 4.2(C), there are no shares of capital stock or other equity securities of CBI or HBI outstanding and no outstanding Rights with respect thereto.

          (D) CBI AND HBI SUBSIDIARIES.

               (1) There are no Subsidiaries of CBI prior to the Effective Date.

               (2) HBI has disclosed in Schedule 4.2(D) a list of all of its Subsidiaries. FSB is the only Subsidiary that is a bank and FSB is an Insured Depository institution. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to HBI or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of HBI or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by HBI or one of its Subsidiaries are fully paid and non-assessable and are owned by HBI or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material effect on it. Except as disclosed in Schedule 4.2(D), HBI does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization.

          (E) CORPORATE POWER. Each of CBI and HBI has the corporate power and authority to carry on its business as it is now being conducted and to own all its Material properties and assets.

          (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1, this Plan has been authorized by all necessary corporate action of CBI and HBI and such agreement is a valid and binding agreement of each of CBI and HBI, enforceable against CBI and HBI in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (G) NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as disclosed in Schedule 4.2(G), the execution, delivery and performance of its obligation under this Plan and the Employment Agreements and the consummation by CBI and HBI of the transactions contemplated by this Plan do not and will not Materially (I) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of CBI or HBI or to which CBI or HBI or their properties is subject or bound, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of CBI or HBI, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that is disclosed on Schedule 4.2(G).

          (H) HBI FINANCIAL REPORTS. Except as disclosed in Schedule 4.2(H). the Financial Reports of HBI did not and will not contain any untrue statement of a Material feet or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports of HBI (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

          (I) ABSENCE OF UNDISCLOSED LIABILITIES. Neither CBI nor HBI has any Material Liability, except as disclosed on Schedule 4.2(I). or (1) as reflected in HBI's Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or Liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 2002. Except as disclosed on Schedule 4.2(I).. since December 31,2002, and which are fully reflected as liabilities on the entity's books and records, neither CBI nor HBI has incurred or paid any obligation or Liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material effect on it.

          (J) NO EVENTS. Except as disclosed on Schedule 4.2(J). since December 31, 2002, no event has occurred which is reasonably likely to have a Material effect on CBI or HBI.

          (K) LITIGATION: REGULATORY ACTION. Except as disclosed in Schedule 4.2(L) no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material effect on CBI or HBI's ability to consummate the Plan or any transaction contemplated hereunder.

          (L) NO KNOWLEDGE. CBI and HBI Know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

          (M) ACCURACY OF INFORMATION. The statements with respect to CBI and HBI contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of CBI or HBI or any other Party pursuant to the terms of this Plan are now, except as specifically noted hereunder, and as of the Effective Date true and correct in all Material respects, and such statements and documents do not omit any Material fact necessary to make the statements contained therein, and in light of the circumstances under which they were made, are not now and as of the Effective Date shall not be misleading.

                              ARTICLE V. COVENANTS

CFG hereby covenants to CBI and HBI, and CBI and HBI hereby covenant to CFG, that:

     5.1 BEST EFFORTS. Subject to the terms and conditions of this Plan, each Party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger by December 31, 2003 (the "Termination Date"), and to otherwise enable consummation of the transactions contemplated by this Plan, and shall cooperate fully with the other Parties to that end (it being understood that a re-solicitation of proxies as a consequence of a HBI Transaction shall not violate this covenant).

     5.2 CORPORATE ACTIONS.

          (A) THE PROXY. CFG, CBI, and HBI shall promptly assist each other in the preparation of a combination proxy statement and offering circular (the "Proxy Statement") to be mailed to the holders of CFG Common Stock and CBI Common Stock in connection with the transactions contemplated by this Plan, which shall conform to all applicable legal requirements, and include relevant disclosure to CFG shareholders with regard to HBI as required by applicable securities laws for the offering of HBI Preferred Stock, and both CFG and CBI shall call a special meeting of the holders of CFG Common Stock and CBI Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Plan (including the Merger).

          (B) HBI AMENDMENT. HBI shall call a special meeting of the holders of HBI Common Stock to be held as soon as practicable for the purposes of voting upon an Amendment to the HBI Articles of Incorporation to authorize the requisite number of HBI Preferred Stock shares.

          (C) BEST EFFORTS. Each of CFG, CBI, and HBI shall use their best efforts to solicit and obtain votes of the holders of their common stock in favor of their respective transactions contemplated by this Plan and, subject to the exercise of their fiduciary duties, the Board of Directors of CFG, CBI, and HBI shall recommend approval of such transactions by such holders.

     5.3 SECURITIES LAW COMPLIANCE. HBI shall comply with all applicable federal and state securities laws with regard to the offering, sale, and issuance of the HBI Preferred Stock.

     5.4 PRESS RELEASES. No Party hereto, nor any Subsidiary of a Party, shall without the prior approval of each other Party hereto issue any press release or written statement for general circulation relating to the transactions contemplated by this Plan, except as otherwise required by law.

     5.5 ACCESS; INFORMATION.

          (A) Upon reasonable notice, CFG and CB shall afford each of CBI and HBI and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of CFG and its Subsidiaries and, during such period, CFG and CB shall furnish promptly (and cause its accountants and other agents to furnish promptly) to CBI and/or HBI (1) a copy of each report, schedule and other document filed by CFG and its Subsidiaries with any Regulatory Authority or other governmental authority, and (2) all other information concerning the business, properties and personnel of CFG and its Subsidiaries as CBI and/or HBI may reasonably request, provided that no investigation pursuant to this Section 5.5 shall affect or be deemed to modify or waive any representation or warranty made by CFG or CB in this Plan or the conditions to the obligations of CFG and CB to consummate the transactions contemplated by this Plan; and

          (B) Neither CBI nor HBI will use any information obtained pursuant to this Section 5.5 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, each of CBI and HBI will hold all confidential information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such information or documents becomes publicly available other than by reason of any action or failure to act by CBI or HBI or as either of them is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Plan, CBI and HBI will, upon request by CFG, deliver to CFG all documents so obtained by CBI or HBI or destroy such documents and, in the case of destruction, will certify such fact to CFG.

          (C) Upon reasonable notice, CBI and HBI shall furnish promptly (and cause its accountants and other agents to furnish promptly) to CFG a copy of each Material report, schedule and other document filed by CBI or HBI with any Regulatory Authority or other governmental authority, as CFG may reasonably request, provided that no investigation pursuant to this Section 5.5 shall affect or be deemed to modify or waive any representation or warranty made by CBI or HBI in this Plan or the conditions to the obligations of CBI and HBI to consummate the transactions contemplated by this Plan; and

          (D) CFG will not use any information obtained pursuant to this Section
5.5 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all confidential information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by CFG or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Plan, CFG will, upon request by CBI or HBI, deliver to each of CBI and HBI, respectively, all documents so obtained by CFG or destroy such documents and, in the case of destruction, will certify such fact to CBI or HBI, as applicable.

     5.6 SOLE AGREEMENT TO SELL. Without the prior written consent of CBI, CFG shall not, and it shall cause its Subsidiaries not to, solicit, initiate or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, CFG or any of its Subsidiaries or any merger or other business combination with CFG or any of its Subsidiaries other than as contemplated by this Plan; it shall instruct its and its Subsidiaries' officers, directors, agents, advisors and Affiliates to refrain from doing any of the foregoing; and it shall notify CBI and HBI immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, CFG or any of its Subsidiaries. The Parties agree that a breach of this provision by CFG shall be deemed a Material breach of this Agreement, regardless of whether such action was taken pursuant to the fiduciary duty of CFG's Board of Directors or otherwise, for which CBI and/or HBI may seek injunctive relief or terminate this Agreement pursuant to Section 7.2, and seek monetary relief for damages from CFG. CFG expressly agrees not to assert or impose any defense to such breach of this Agreement based on the exercise of its fiduciary duty.

     5.7 HBI COMMON STOCK ADJUSTMENTS. In the event that HBI changes the number of shares of HBI Common Stock issued and authorized prior to the time that a holder of HBI Preferred Stock converts such HBI Preferred Stock to HBI Common Stock as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to the outstanding HBI Common Stock, the amount of HBI Common Stock to be issued to the HBI Preferred Stock holder, as set forth in the Preferred Stock Description in Appendix I shall be adjusted accordingly.

     5.8 STATE TAKEOVER LAW. CFG shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute, and CFG shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.

     5.9 NO RIGHTS TRIGGERED. Except for those consents of Third Parties disclosed on Schedule 4.1(G). CFG shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Merger) and any other action or combination of actions, or any other transactions contemplated by this Plan, do not and will not (A) result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws of CFG or under any agreement to which CFG or any of its Subsidiaries is a party, or (B) restrict or impair in any way the ability of CBI or HBI to exercise the rights granted under this Plan.

     5.10 REGULATORY APPLICATIONS. CBI shall (A) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Merger, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Merger by CBI.

     5.11 REGULATORY DIVESTITURES. No later than the Effective Date, CFG shall cease engaging in such activities as CBI or HBI shall advise CFG in writing are not permitted to be engaged in by CBI or HBI under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Plan, CFG shall divest any Subsidiary engaged in activities or holding assets that are impermissible for CBI or HBI, on terms and conditions agreed to by CBI or HBI, as applicable; provided, however, that prior to CFG taking such action, CBI or HBI shall certify that the conditions to its obligations under Sections 6.1 and
6.2 to consummate the transactions contemplated by this Plan have been satisfied or waived.

     5.12 CURRENT INFORMATION.

          (A) During the period from the date of this Plan to the Effective Date, each of CFG and CBI shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other. In addition, during such period, CBI and HBI shall be entitled to have its representatives attend all meetings of the boards of directors of CFG and CB, as well as all committees of

CFG and CB, and CFG and CB shall provide notice to CBI and HBI at least two (2) Business Days in advance of all such meetings.

          (B) Each of CFG, CBI, and HBI shall promptly notify the other of (1) any Material change in the business or operations of it or its Subsidiaries, (2) any Material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority or other governmental authority relating to it, or as applicable its Subsidiaries,
(3) the initiation or threat of Material litigation involving or relating to it or its Subsidiaries, or (4) any Material event or condition.

     5.13 DIRECTOR AND OFFICER LIABILITY INSURANCE. Prior to the Effective Date, CFG shall obtain and prepay "tail" coverage on director and officer liability insurance for a period of three (3) years following the Effective Date, with policy limits not in excess of $2,000,000 per occurrence, on each person serving as an officer or director of CFG and each CFG Subsidiary immediately prior to the Effective Date against all damages, Liabilities, judgments, and claims (and related expenses, including reasonable attorney fees and amounts paid in settlement) with respect to acts or omissions of such officers and directors based upon or arising from his or her capacity as an officer or director of CFG or a CFG Subsidiary, occurring on or prior to the Effective Date.

         ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGER

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The obligation of each Party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Effective Date, of the following conditions:

          (A) SHAREHOLDER VOTE. The shareholders of CFG and the shareholders of CBI shall have approved of the transactions contemplated herein (including approval of the Merger), and the shareholders of HBI shall have approved of the HBI Charter Amendment authorizing the requisite number of HBI Preferred Stock to be issued at the time of the Merger, by the requisite vote.

          (B) REGULATORY APPROVALS. The Parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; provided, however, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of CBI or HBI, would deprive CBI or HBI of the Material economic or business benefits of the transactions contemplated by this Plan.

          (C) NO PENDING OR THREATENED CLAIMS. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a Material risk of the restraint or the prohibition of the transactions contemplated by this Plan or the obtaining of Material damages or other relief in connection therewith.

          (D) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Plan.

          (E) TAX OPINION. CBI, HBI, and CFG shall have received an opinion from Gerrish & McCreary, P.C. in the form of Exhibit B to the effect that (1) the Merger constitutes a reorganization under Section 368 of the Code, and (2) no gain or loss will be recognized by shareholders of CFG to the extent they receive shares of HBI Preferred Stock in exchange for their shares of CFG Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and, in rendering their opinion, Gerrish & McCreary, P.C. may require and rely upon representations contained in certificates of officers of CBI, HBI, CFG and others.

          (F) SCHEDULES AND EXHIBITS. Each Party responsible for Schedules or Exhibits to be attached hereto shall provide such Schedule or Exhibit to the other Party for their review not less than fifteen (15) Business Days from the execution of this Agreement. The Party receiving such Schedules and Exhibits shall have five (5) Business Days within which to object (the "Objecting Party"), in writing, to all or part of the Schedules or Exhibits submitted. If the receiving Party does not object within such five Business Days period, that Party shall be deemed to have waived any objection thereto, and this Agreement shall remain in full force and effect as if the Schedules and Exhibits were attached at the time of execution of this Agreement. The Parties shall use their best efforts to resolve any objections of an Objecting Party within ten (10) Business Days and if not so resolved to the satisfaction of the Objecting Party, the Objecting Party may terminate this Agreement pursuant to Section 7.1.

     6.2 CONDITIONS TO OBLIGATIONS OF CBI AND HBI. Unless waived in writing by CBI and HBI, the obligations of CBI and HBI to consummate the transactions contemplated by this Plan are subject to the satisfaction at or prior to the Effective Date of the following conditions:

          (A) PERFORMANCE. Each of the acts, undertakings, and covenants and other agreements of CFG to be performed at or before the Effective Date shall have been duly performed, and CFG shall not have breached any of the representations, warranties, covenants, and other agreements set forth herein.

          (B) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CFG contained in this Plan shall be true and correct, in all Material respects, on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date.

          (C) OFFICER'S CERTIFICATE. In addition to the documents described elsewhere in this Plan, CBI shall have received the following documents and instruments:

               (i) A certificate signed by the Secretary or Assistant Secretary of CFG and CB certifying that: (A) CFG'S and CB's boards of directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Plan and authorizing the consummation of the transactions contemplated by this Plan and certifying that such resolutions have not been amended and remain in full force and effect; (B) each person executing this Plan on behalf of CFG and CB is an officer of CFG, holding the office or offices specified therein, with full power and authority to execute this Plan and any and all other documents in connection with the Plan, and the signature of each person on such documents is his or her genuine signature; and (C) the Articles of Incorporation and Bylaws of CFG and CB (copies of which shall be attached to such certificate) remain in full force and effect; and

               (ii) A certificate signed by the President, Chief Financial Officer, and Chief Lending Officer of CFG and CB dated the Effective Date stating that the conditions set forth in Sections 6.2(A); 6.2(B) and 6.2(E) of this Plan have been satisfied Effective Date.

          (D) LEGAL OPINION. CBI shall have received a legal opinion, dated this Date, from Gerrish & McCreary, P.C., substantially in the form of Exhibit C.

          (E) NO MATERIAL CHANGE. During the period from December 31, 2 Effective Date, no Material change in the business, property, assets (including loan portfolios), prospects, operations, liquidity, income or condition (financial or otherwise) of CFG and/or CB occurred.

          (F) DESTRUCTION OF PROPERTY. Between the date of this Plan Effective Date, there shall have been no damage to or destruction of real property, improvements or personal property of CFG and CB which Materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have a Material impact upon the operations, business, future operations, or prospects of CFG and CB; provided, however, that the availability of insurance coverage may be taken into account in determining whether there has been such a Material impact or Material reduction in market value.

          (G) INSPECTIONS PERMITTED. Between the date of this Plan and the Effective Date, CFG and CB shall have afforded CBI and HBI and their authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to CFG and CB. CFG and CB shall have caused all CFG and CB personnel to provide reasonable assistance to CBI and HBI in their investigations of all matters related to CFG and CB.

          (H) OTHER BUSINESS COMBINATIONS. ETC. Other than as contemplated hereunder, subsequent to the date of this Plan, neither CFG nor CB shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which CFG and CB would merge, consolidate with, effect a business combination with, or sell any substantial part of CFG's or CB's assets; acquire a significant part of the share of assets of any other person or entity (financial or otherwise); or adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, or any "golden parachute" or similar program which would have the effect of Materially decreasing the value of CFG and CB or the benefits of acquiring CFG Common Stock.

          (I) MAINTENANCE OF CERTAIN COVENANTS. At the Effective Date: (i) neither CFG nor CB shall have issued or repurchased from the date hereof any additional equity or debt securities, or any rights to purchase or repurchase such securities (therefore, there shall be not more than the number of shares of CFG Common Stock and CFG Options set forth in the Recitals of this Plan validly issued and outstanding at the Effective Date); and (ii) from December 31, 2002, there shall have been no extraordinary sale of assets by CFG or CB.

          (J) NO LITIGATION.

               (i) Except as disclosed en Schedule 6.2(3) and as stated in
          Section 6.2(J)(ii), no action, suit, or other proceeding before any court or any governmental authority pertaining to the transactions contemplated by this Plan or against CFG or any of its Subsidiaries or Materially affecting CFG or any of its Subsidiaries shall have been instituted or threatened on or before the Closing Date.

               (ii) CBI shall have received from CFG's liability insurance insurer(s), in form and substance satisfactory to CBI, a letter to the effect that the insurer will assume responsibility, without any reservation of rights, for the defense of CFG and CB in the lawsuit styled "J. Michael Sentell, Individually and as Trustee of the J. Michael Sentell Living Trust and Interactive Management.Com, Inc. v. Community Bank and Community Financial Group, Inc., Case No. 2003-277, In the Circuit Court of White County, Arkansas" (the "Sentell Litigation"), and that it or they will pay such amount as CFG and/or CB may by final non-appealable judgment or agreed settlement, be determined to be liable or responsible for in the Sentell Litigation, up to it or their policy limits, which in no event shall such limits be less than $2,000,000.00.

     6.3 CONDITIONS TO OBLIGATIONS OF CFG. Unless waived in writing by CFG, the obligation of CFG to consummate the transactions contemplated by this Plan is subject to the satisfaction of CFG at or prior to the Effective Date of the following conditions:

          (A) PERFORMANCE. Each of the acts, undertakings, and covenants of CBI and HBI to be performed at or before the Effective Date shall have been duly performed, and neither CBI nor HBI shall have breached any of their respective representations, warranties, covenants, and other agreements set forth herein.

          (B) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CBI and HBI contained in this Plan shall be true and correct, in all Material respects, on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date.

          (C) OFFICER'S CERTIFICATE. In addition to the documents described elsewhere in this Plan, CFG and CB shall have received certificates signed by the respective Presidents of CBI and HBI dated the Effective Date stating that the conditions set forth in Sections 6.3(A); 6.3(B) and 6.3(E) of this Plan have been satisfied as of the Effective Date.

          (D) LEGAL OPINION. CFG shall have received a legal opinion, dated the Effective Date, from Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., in substantially the form of Exhibit D.

          (E) NO MATERIAL CHANGE. During the period from December 31, 2002 to the Effective Date, no Material Adverse Change in the business, properly, assets (including loan portfolios), Liabilities, prospects, operations, liquidity, income or condition (financial or otherwise) of CBI or HBI shall have occurred.

          (F) FAIRNESS OPINION. CFG shall have received, within fifteen (15) days from the execution of this Agreement, an opinion of Mercer Capital, Memphis, Tennessee to the effect that the financial terms of the Merger are fair from a financial point of view to CFG's shareholders. Such opinion shall be updated prior to the mailing of the Proxy Statement to CFG's shareholders and shall not have been withdrawn prior to the Effective Date.

                            ARTICLE VII. TERMINATION

     7.1 TERMINATION UPON CERTAIN CONDITIONS. In the event of the termination or abandonment of this Plan pursuant to the provisions of Section 7.1, this Plan shall become void and have no force or effect, without any liability on the part of the Parties or any of their respective directors or officers or shareholders with respect to this Plan. This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals under the following conditions:

          (A) MUTUAL CONSENT. By the mutual consent of CBI, HBI, and CFG, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

          (B) FAILURE TO AGREE ON SCHEDULES. By CBI, HBI, or CFG if the Parties fail to agree on the Schedules and Exhibits within the time provided in Section 6.1(F).

          (C) DELAY. By CBI, HBI, or CFG in the event the Merger is not consummated by the Termination Date, unless the failure of the consummation of the transactions to occur shall be due to the failure of the Party seeking to terminate this Plan to perform its obligations hereunder in a timely manner; provided, however, that HBI may not terminate the Plan pursuant to this Section 7.2(C), if such delay results from the resolicitation of proxies as a consequence of a HBI Transaction, or any other acquisition or sale transaction, or any offering of securities, in which HBI is involved, or (b) a change in the method of acquisition pursuant to Section 2.6, and provided, further, that a Party may not terminate the Plan pursuant to this Section 7.1(C) if it is in Material breach of any of the provisions of the Plan.

          (D) NO FAIRNESS OPINION. By CFG in the event the fairness opinion described in Section 6.3(F) is not provided; provided, however, that CFG may not terminate the Plan pursuant to this Section 7.1(D) unless it has used its best efforts to obtain such opinion in a timely manner.

          (E) NO REGULATORY APPROVALS. By CFG, CBI, or HBI, in the event that, absent the Material breach of a Party, any of the required regulatory approvals set forth in Section 6.1(B) are denied (or should any such required approval be conditioned upon a substantial deviation from the transactions contemplated); provided however, that either Party may extend the term of this Plan for a sixty
(60) day period to prosecute diligently and overturn such denial provided that such denial has been appealed within fourteen (14) Business Days of the receipt thereof.

     7.2 TERMINATION FOR BREACH. This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals, by CBI, HBI, or CFG if there has been a Material breach on the part of the other Party of its representations, warranties, covenants, or other agreements set forth herein or in any Schedule or certificate delivered pursuant hereto. The non-breaching Party or Parties expressly reserve all rights and remedies available in law or equity if this Agreement is terminated for breach.

                           ARTICLE VII. OTHER MATTERS

     8.1 SURVIVAL. Only the representations, warranties, covenants, or other agreements contained in Articles I and II of this Plan shall survive the Effective Date, regardless of whether a provision specifically states that such provision survives. If the Merger is abandoned and this Flan is terminated, the agreements of the Parties in Sections 7.1, 8.5, 8.6, and 8.13 shall survive such abandonment and termination.

     8.2 WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the Party benefited by the provision, or
(B) amended or modified at any time (including the structure of the transactions contemplated by this Plan) by an agreement in writing among the Parties approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of CFG, the consideration to be received by the shareholders of CFG for each share of CFG Common Stock shall not thereby be altered. Nothing contained in this Section 8.2 is intended to modify HBI'S rights pursuant to Section 2.7.

     8.3 COUNTERPARTS. This Plan may be executed in one or more facsimile counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each Party.

     8.4 GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Arkansas, except as federal law may be applicable.

     8.5 EXPENSES. Each Party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated by this Plan, except printing and mailing expenses which shall be shared equally between CFG and CBI; provided, however, that CBI shall have the right to approve CFG's expenses for legal, accounting, or other professional fees, which approval shall not be unreasonably withheld.

     8.6 CONFIDENTIALITY. Each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

     8.7 NOTICES. All notices, demands, and requests given or required to be given by either Party to another Party shall be in writing. All such notices, demands, and requests shall be deemed to have been properly given served in person, sent by telefacsimile (and receipt confirmed) or by prepaid nationally recognized overnight delivery service providing proof of delivery, addressed as follows:

If to CBI or HBI:    HOME BANCSHARES, INC.
                     620 Chestnut Street
                     Conway, Arkansas 72032
                     Attn: Randy Sims

                     Fax: 501-328-4658

With a copy to:      Mitchell Williams Selig Gates & Woodyard, P.L.L.C.
                     425 W. Capital Avenue, Suite 1800
                     Little Rock, Arkansas 72201
                     Attn: John S. Selig, Esq.

                     Fax: 501-918-7804

If to CFG or CB, to: COMMUNITY FINANCIAL GROUP, INC.
                     2171 West Main
                     Cabot, Arkansas 72023
                     Attn: Tracy French, President

                     Fax: 501-843-0466

With a copy to:      Gerrish & McCreary, P.C.
                     700 Colonial Road, Suite 200
                     Memphis, TN 38117
                     Attn: Jeffrey C. Gerrish

                     Fax: 901-684-2339

     Notices, demands and requests sent pursuant to this section shall be deemed to be received if received by telefacsimile (and receipt confirmed) or by person on the date of delivery and if sent by prepaid overnight delivery service on the next Business Day

     8.8 TIME IS OF THE ESSENCE. The Parties hereto agree that time is of the essence with respect to be Closing Date and each and every condition and covenant contained herein.

     8.9 ASSIGNMENT. The assignment of this Plan by any Party without the express written consent of the other Parties hereto shall be void.

     8.10 BINDING EFFECT. This Agreement shall be binding upon the Parties and their respective successors and assigns.

     8.11 SEVERABILITY. The holding of any provision of this Plan invalid, illegal, or unenforceable, in whole or in part, shall not effect the other provisions of this Plan, which shall remain in full force and effect.

     8.12 ENTIRE UNDERSTANDING: NO THIRD PARTY BENEFICIARIES. This Plan represents the entire understanding of the Parties with reference to transactions contemplated by this Plan and supersedes any and all other oral or written agreements previously made. Nothing in this Plan, expressed or implied, is intended to confer upon any Person other than the Parties any rights, remedies, obligations or Liabilities under or by reason of this Plan.

     8.13 ENFORCEMENT PROCEEDINGS. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Plan were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Plan and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any action or proceeding in connection with the enforcement of this Plan, the prevailing Party will be entitled to reimbursement of its reasonable attorneys' fees and expenses from the non-prevailing Party.

     8.14 BENEFIT PLANS. Upon consummation of the Merger, all employees of CFG and its Subsidiaries, except those with whom CBI enters into written employment agreements, shall be deemed to be at-will employees of CBI. From and after the Effective Date, employees of CFG and its Subsidiaries shall be entitled to participate in the pension, employee benefit and similar plans (including stock option, bonus or other incentive plans) on substantially the same terms and conditions as similarly situated employees of CBI. With the exception of stock option plans, where participation will be based upon years of service at CBI (one year wait from the Effective Date for officers/five year wait from the Effective Date for non-officer personnel), for the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits), CBI shall give effect to years of service with CFG or CFG's Subsidiaries, as the case may be, as if such service were with CBI. Employees of CFG and its Subsidiaries will be entitled to carry over unused vacation days and sick leave accrued as of the Effective Date. CBI shall use its commercially reasonable efforts to facilitate the rollover of the 401(k) plan maintained by CFG and CB.

     8.15 HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

     IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

COMMUNITY FINANCIAL GROUP, INC.         CB BANCORP, INC.


By: /s/ Illegible                       By: /s/ Illegible
    ---------------------------------       ------------------------------------
Printed Name: Illegible                 Printed Name: Illegible
Title: CEO                              Title: President


                                        HOME BANCSHARES, INC.


                                        By: /s/ Illegible
                                            ------------------------------------
                                        Printed Name: Illegible
                                        Title: Chairman

                             SEE REVISED APPENDIX I
                               IN AMENDMENT NO. 2

                                   APPENDIX I

                           PREFERRED STOCK DESCRIPTION

The characteristics and requirements of the HBI Preferred Stock to be authorized and issued by HBI as set forth in Section 2.1(B), all of which characteristics and requirements shall be set forth in a HBI Articles of Incorporation Amendment to be adopted and filed with the Arkansas Secretary of State Prior to the Merger, shall be as follows:

1. HBI shall authorize and issue as consideration in the Merger up to 2,193,000 shares of HBI Preferred Stock, with a $0.01 par value and which shall have a value for Stock Conversion Ratio purposes of $10 per share. The HBI Preferred Stock shall be non-voting and shall yield an annual non-cumulative dividend of twenty-five cents ($0.25) payable if and when declared, quarterly on the last day of January, April, July, and October. No interest shall be payable on any declared and unpaid dividends. No dividends shall be declared or paid on any common shares or any other shares of HBI until the foregoing dividend is paid on the HBI Preferred Stock. In the event of any dissolution, liquidation or winding up of HBI, whether voluntary or involuntary, the holders of the then outstanding HBI Preferred Stock shall be entitled to receive $10.00 per share plus, a sum equal to the amount of all declared and unpaid dividends thereon at the dividend rate set forth herein. After such payment to such holders of preferred shares, the remaining assets and funds of HBI shall be distributed pro rata among the holders of the common shares. A consolidation, merger or reorganization of HBI with any other corporation or corporations or a sale of all or substantially all of the assets of HBI shall not be considered a dissolution, liquidation or winding up of HBI within the meaning of these provisions.

2. Convertible Shares. The Preferred Stock shall be convertible into common shares of HBI upon the following terms and conditions:

     (a) The holder of any shares of HBI Preferred Stock shall have the right to elect to convert such HBI Preferred Stock into $1.00 par value HBI voting common stock, thirty (30) months after the Effective Date or one hundred eighty (180) days following an underwritten "public" offering of HBI Common Stock, whichever occurs first. In order to convert the shares of HBI Preferred Stock to HBI Common Stock, the holder of HBI Preferred Stock shall surrender and deliver, duly endorsed in blank, the certificate or certificates representing the shares to be converted to the Secretary of HBI at the Secretary's office, and at the same time notify the Secretary in writing over his or her signature that he or she desires to convert his or her HBI Preferred Shares into HBI Common Shares pursuant to these provisions.

     (b) Upon receipt by the Secretary of a certificate or certificates representing shares of HBI Preferred Stock, with the notice that the holder thereof desires to convert the same, all as aforesaid, HBI shall forthwith cause to be issued to the holder of the HBI Preferred Shares, 0.263158 shares of HBI Common Stock for each share of HBI Preferred Stock surrendered for conversion. Such conversion ratio is based on a value of HBI Common Stock at $38.00 per share. HBI shall issue and deliver to such holder, a certificate in due form for such HBI Common Shares. Such HBI Common Stock shall be voting common stock as is currently authorized under HBI's Articles of Incorporation subject to such changes as may be made prior to the date of conversion.

     (c) HBI shall have the right to redeem all of the HBI Preferred Stock in exchange for HBI Common Stock on or after thirty (30) months from the Merger or prior to the expiration of such thirty (30) month period if HBI becomes publicly traded and the last reported trade is equal to or greater than Thirty-Eight Dollars ($38.00) per share for twenty (20) consecutive trading days. In the event HBI elects to redeem such HBI Preferred Stock, all of such HBI Preferred Stock shall be redeemed and each holder of HBI Preferred Stock shall receive 0.263158 shares of HBI Common Stock in exchange for one share of HBI Preferred Stock. Such conversion ratio is based on a value of HBI Common Stock at $38 per share. Such HBI Common Stock shall be voting common stock as is currently authorized under the HBI Articles of Incorporation subject to such changes as may be made prior to the date of conversion.

                                  SCHEDULES OF
                         COMMUNITY FINANCIAL GROUP, INC.
                              DELIVERED PURSUANT TO

                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                          ACQUISITION SUBSIDIARY, INC.
                                      AND
                             HOME BANCSHARES, INC.
                                      AND
                        COMMUNITY FINANCIAL GROUP, INC.

                  SCHEDULES OF COMMUNITY FINANCIAL GROUP, INC.
               DELIVERED PURSUANT TO AGREEMENT AND PLAN OF MERGER
         BETWEEN ACQUISITION SUBSIDIARY, INC., HOME BANCSHARES, INC. AND
                         COMMUNITY FINANCIAL GROUP, INC.

The following schedules are delivered by Community Financial Group, Inc. pursuant to the above-captioned Agreement. References to section numbers herein are to sections of the Agreement. Capitalized terms have the meaning given them in the Agreement.

                                 CFG DISCLOSURES

Schedule 2.1(B)       HBI Charter Amendment
Schedule 2.7          Outstanding Options
Schedule 3.4          Changes to Line of Business, Operating Procedures, etc.
Schedule 3.6 New or Changes to Compensation, Employment Agreements, etc.
Schedule 3.7          New or Modifications to Benefit Plans
Schedule 3.11         New or Changes to Material Contracts
Schedule 4.1(B) Jurisdictions Where CFG and its Subsidiaries Are Qualified to Do Business
Schedule 4.1(C)       Shares Outstanding
Schedule 4.1(D)       CFG Subsidiaries

Schedule 4.1(G)       No Defaults - Agreements Requiring Third Party Consent
Schedule 4.1(H)       CFG Financial Reports
Schedule 4.1(I)       Undisclosed Liabilities of CFG
Schedule 4.1(J)       No Events Causing Material Adverse Effect
Schedule 4.1(K)       Properties: Leases, Subleases, Defects of Title or Condition
Schedule 4.1(L)       Intellectual Property Rights
Schedule 4.1(M)       Litigation, Regulatory Action
Schedule 4.1(N)       Compliance with Laws
Schedule 4.1(O)       Material Contracts
Schedule 4.1(Q)       Brokers and Finders
Schedule 4.1(R)(1)    List of Employee Benefit Plans
Schedule 4.1(R)(2)    Employee Benefit Plans Not Qualified Under ERISA

Schedule 4.1(R)(4)    Pension Accumulated Funding Deficiency
Schedule 4.1(R)(5)    Amount by Which Benefit Liabilities Exceed Plan Assets
Schedule 4.1(R)(6)    Obligations for Retiree Health and Life Benefits
Schedule 4.1(R)(7)    Agreements Resulting in Payments to Employees Under Any
                      Compensation and Benefit Plan with Respect to Proposed Transaction
Schedule 4.1(U)       Asset Classification
Schedule 4.1(V)       Inadequate Allowance for Loan Losses
Schedule 4.1(W)       Insurance
Schedule 4.1(AA)(1)   Noncompliance with Environmental Laws
Schedule 4.1(AA)(2)   Pending Proceedings with Respect to Environmental Matters
Schedule 4.1(AA)(3)   Pending Proceedings with Respect to Environmental Matters
                      Involving Loan/Fiduciary Property
Schedule 4.1(AA)(4)   Pending Proceedings with Respect to Environmental Matters
                      Listed in Sections 4.1(AA)(2) or (3)

Schedule 4.1(AA)(5)   Actions During Ownership Which could Have Material Adverse
                      Effect with Respect to Environmental Matters
Schedule 4.1(AA)(6)   Actions Prior to Ownership Which could Have Material
                      Adverse Effect with Respect to Environmental Matters
Schedule 4.1(AA)(7)   Underground Storage Tanks
Schedule 4.1(AA)(8)   Facilities Containing Friable Asbestos
Schedule 4.1(BB)      Tax Return Matters
Schedule 4.1(DD)      Derivative Contracts, including a list of any assets pledged as security for such Derivative Contracts
Schedule 4.1(FF)(1)   Employment Contracts Requiring Payment In Connection with
                      Termination
Schedule 4.1(FF)(2)   Employment Contracts With Any Person Under Control of
                      Management
Schedule 4.1(FF)(3)   Leases with Aggregate Annual Rent Exceeding $ 10,000
Schedule 4.1(FF)(4)   Material Contracts with Affiliates
Schedule 4.1(GG)      Claims of Officers, Directors, Employees

                             CBI AND HBI DISCLOSURES

Schedule 4.2(C)       CBI and HBI Shares Outstanding
Schedule 4.2(D)       HBI Subsidiaries
Schedule 4.2(G)       No Defaults - Agreements Requiring Third Party Consent
Schedule 4.2(H)       Financial Reports
Schedule 4.2(I)       Undisclosed Liabilities
Schedule 4.2(J)       No Events Causing Material Adverse Effect
Schedule 4.2(L)       Litigation, Regulatory Action
Schedule 6.2(J)       Pending Litigation

These Schedules are delivered this 20th day of August, 2003.

                                        COMMUNITY FINANCIAL GROUP, INC.


                                        By: /s/ Illegible
                                            ------------------------------------
                                        Printed Name: Illegible
                                        Title: CEO

                                        CB BANCORP, INC.


                                        By: /s/ Illegible
                                            ------------------------------------
                                        Printed Name: Illegible
                                        Title: President


                                        HOME BANCSHARES, INC.


                                        By: /s/ Illegible
                                            ------------------------------------
                                        Printed Name: Illegible
                                        Title: President

                            SCHEDULES OF HBI AND CBI

                                 Schedule 4.2(C)

                     OUTSTANDING SHARES OF CB BANCORP, INC.
                            AND HOME BANCSHARES, INC.

                                Schedule 4.2(D)

                       HOME BANCSHARES, INC. SUBSIDIARIES

                                 Schedule 4.2(G)

             NO DEFAULTS - AGREEMENTS REQUIRING THIRD PARTY CONSENT

                                 Schedule 4.2(H)

                                FINANCIAL REPORTS

                                 Schedule 4.2(I)

                             UNDISCLOSED LIABILITIES

                                 Schedule 4.2(J)

                    NO EVENTS CAUSING MATERIAL ADVERSE EFFECT

                                 Schedule 4.2(K)

                          LITIGATION, REGULATORY ACTION

                                    EXHIBITS

Exhibit A Articles of Merger
Exhibit B Tax Opinion of Gerrish & McCreary
Exhibit C Legal Opinion of Gerrish & McCreary
Exhibit D Legal Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

                               AMENDMENT NO. 1 TO

                          AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 is entered into by and among Community Financial Group, Inc., CB Bancorp, Inc., and Home Bancshares, Inc., as of the 6th day of November, 2003, as an amendment to the Agreement and Plan of Merger executed by the parties dated July 30, 2003 (the "Agreement"). All capitalized terms used in this Amendment No. 1 shall have the meaning given them in the Agreement.

The parties agree to amend the Agreement as follows:

1. Paragraph A of the Recitals is hereby deleted in its entirety and the following is added in its place:

               (A) CFG. CFG is a corporation duly organized and existing in good standing under the laws of the State of Arkansas, with its principal executive offices located in Cabot, Arkansas. CFG is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this Plan, CFG has 1,000,000 authorized shares of common stock, $.25 par value ("CFG Common Stock"), of which 724,033 shares of CFG Common Stock are issued and outstanding (no other class of capital stock being authorized). As of the date of this Plan, CFG has 70,000 shares of CFG Common Stock reserved for issuance under a Non-Qualified Stock Option Plan pursuant to which options covering 9,359 shares of CFG Common Stock are issued and outstanding and 1,500 shares of CFG Common Stock reserved for issuance as Incentive Stock Options (collectively with the 724,033 shares issued and outstanding, the "CFG Common Stock Outstanding"). As of June 30, 2003, CFG had capital of $27,731,897, divided into common stock of $231,260, comprehensive income/surplus of $5,145,154, and retained earnings of $22,355,483.

2. The Definitions section is hereby amended by adding the following definition of "CFG Common Stock Outstanding":

          "CFG Common Stock Outstanding" shall have the meaning given it in the Recitals, paragraph A, excluding Exception Shares.

3.   The definition of "Exception Shares" is hereby amended to read as follows:

          "Exception Shares" has the meaning ascribed to such term in Section 2.1(A).

4. Section 2.1(A), is hereby deleted in its entirety and amended to read as follows:

                    (A) All shares of CFG Common Stock owned directly by CFG (including treasury shares), CBI, HBI, or any of their subsidiaries (in each case other than shares in trust accounts or in an another fiduciary capacity, managed accounts and the like or shares held in satisfaction of a debt previously contracted) (the "Exception Shares") shall be cancelled and retired and shall not represent capital stock of the surviving company and shall not be exchanged for merger consideration or any other consideration.

5. Section 2.1(B), sixth paragraph is hereby deleted in its entirety and amended to read as follows:

                    Notwithstanding any other provision herein, in the event the Closing Date is more than one hundred twenty (120) days after the date of this Agreement, interest at the rate of two percent (2%) per annum for the period from such 120th day until the Effective Date shall be added to the total Merger Consideration provided for herein with a pro rata adjustment of the Merger Consideration, the Per Share Cash Consideration and the Stock Conversion Ratio.

6.   Section 2.2(B)(4) is hereby added as follows:

                    (4) Notwithstanding any other provision of this section 2.2(B), if a properly completed Transmittal Form is received on or before December 15, 2003 from a holder of CFG Common Stock who is not a Qualified Arkansas Resident, and such Transmittal Form indicates the holder's election to receive Cash Consideration only, then the Exchange Agent shall pay the Cash Consideration to such holder on or before December 31, 2003.

7. All other terms and provisions of the Agreement not otherwise amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first above written.

COMMUNITY FINANCIAL GROUP, INC.         CB BANCORP, INC.


By: /s/ Illegible                       By: /s/ Illegible
    ---------------------------------       ------------------------------------
Printed Name: Illegible                 Printed Name: Illegible
Title: CEO                              Title: President


                                        HOME BANCSHARES, INC.


                                        By: /s/ Illegible
                                            ------------------------------------
                                        Printed Name: Illegible
                                        Title: Chairman

                               AMENDMENT NO. 2 TO

                          AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 is entered into by and among Community Financial Group, Inc., CB Bancorp, Inc., and Home Bancshares, Inc., as of the 6th day of November, 2003, as an amendment to the Agreement and Plan of Merger executed by the parties dated July 30, 2003 (the "Agreement"). All capitalized terms used in this Amendment No. 2 shall have the meaning given them in the Agreement.

The parties agree to amend the Agreement as follows:

1. Section 6.2(J)(ii) is hereby deleted and Section 6.2(k) is hereby added to read as follows:

     Immediately prior to the Effective Date, CB, HBI, CFG, Community Bank and FirsTrust Financial Services, Inc. ("Escrow Agent") shall enter into an Escrow Agreement (the "Escrow Agreement") in the form of Exhibit E hereto, providing for the Escrow Agent to hold $2,000,000 of the Merger Consideration, consisting of $980,000 in cash and 102,000 shares of HBI Preferred Stock in escrow (the "Escrow Fund") pending the agreed settlement or final, non-appealable judgment in the lawsuit styled "J. Michael Sentell, Individually and as Trustee of the J. Michael Sentell Living Trust and Interactive Management.com, Inc. vs. Community Bank and Community Financial Group, Inc., Case No. 2002-277, in the Circuit Court of White County, Arkansas (the "Sentell Litigation"). The Exchange Agent shall allocate the cash and HBI Preferred Stock among the holders of Eligible CFG Common Stock in the manner set forth in the Escrow Agreement and neither they nor CB or HBI shall be deemed to have received, or have any entitlement, to the Escrow Fund until the Sentell Litigation is finally resolved in the manner set forth in the Escrow Fund and then only under the circumstances set forth therein.

2. Appendix I (Preferred Stock Description) is hereby amended to add the following at the end of paragraph (c) and add new paragraphs (d) and (e):

          In the event a redemption occurs as provided herein prior to the end of a quarter in which the Board declares a dividend, a holder of the HBI Preferred Stock being redeemed shall be entitled to receive an amount of such dividend pro rated for the number of days in the quarter prior to the date of the notice of redemption.

     (d) If prior to the conversion or redemption, the outstanding shares of HBI Common Stock are increased or decreased, or are changed into a different number of shares or a different class by reason of any merger, recapitalization, reclassification, stock split, or similar transaction, or if a stock dividend shall be paid, an appropriate and proportionate adjustment or adjustments will be made to the ratio by which a share of HBI Common Stock, or a fraction thereof, is to be issued in exchange for each share of Class A Preferred Stock. In the event of a merger of HBI for cash in which it is not the surviving corporation, the holders of HBI Preferred Stock will be given the right to convert their shares of Preferred Stock for shares of HBI Common Stock, immediately prior to the conversion on a ratio of
          0.263158 shares of HBI Common Stock for 1 share of HBI Preferred
          Stock.

     (e) In the event HBI offers HBI Common Stock within one (1) year following the Effective Date (the "Prior to One Year Offering") either for cash at a price less than $35 per share or in a merger, consolidation or other stock exchange with TC Bancorp, Inc. or Russellville Bancshares, Inc. at a price or multiple equal to less than $35 per share, HBI shall authorize, if required, and shall offer the holders of the HBI Preferred Stock the right to purchase, pro rata, such amount of additional shares of HBI Preferred Stock at $10 per share as would be necessary to enable the holders of the HBI Preferred Stock in the aggregate to own the same percentage of HBI Common Stock following the conversion of all of the HBI Preferred Stock to HBI Common Stock as they would have owned if the Prior to One Year Offering had been at a price or a multiple equal to $35 per share. For example if the Prior to One Year Offering is at a price of $30 per share and $20 million of HBI Common Stock is sold, the holders of HBI Preferred Stock would be entitled to purchase, pro rata, an additional 85,767 shares of HBI Preferred Stock computed as follows: 1) determine the total number of shares of HBI Common Stock outstanding following the completion of the Prior to One Year Offering as if the price or multiple is equal to $35 (assuming 1,863,732 shares are now outstanding and a $20 million offering, including the number of shares of HBI Common Stock the HBI Preferred Stock is convertible into (577,105), the shares outstanding would be 3,012,266); 2) determine the percentage of ownership of HBI Common Stock the holders of HBI Preferred Stock would own if the HBI Preferred Stock was converted to HBI Common Stock at that time at a ratio of 0.263158 shares of HBI Common Stock for 1 share of HBI Preferred Stock (the "Baseline Percentage") (for a $20 million stock offering, the Baseline Percentage is 19.15852%); 3) determine the number of additional shares of the HBI Common Stock the holders of the HBI Preferred Stock would need to own following the conversion to attain the Baseline Percentage (22,570); and 4) determine the amount of additional shares of HBI Preferred Stock which must be sold at a conversion ratio of 0.263158 shares of HBI Common Stock for 1 share of HBI Preferred Stock to achieve the Baseline Percentage (85,767).

3. The Articles of Merger attached as Exhibit A are hereby replaced in their entirety by the Articles of Merger attached as Exhibit A hereto.

4. The last paragraph of Section 2.01(B) (the first) is hereby amended to read as follows:

          Notwithstanding any other provision herein, in the event the Effective Date is more than one hundred twenty (120) days plus the number of days from November 1, 2003 to the date the Federal Reserve approves the merger (the "Extended Date") after the July 30, 2003, interest at the rate of two percent (2%) per annum for the period from such Extended Date until the Effective Date shall be added to the total Merger Consideration provided for herein with a pro rata adjustment of the Merger Consideration, the Per Share Cash Consideration and the Stock Conversion Ratio.

5. Section 2.01(B), the second, and 2.01(C) are hereby renumbered 2.01(C) and 2.01(D), respectively.

4. All other terms and provisions of the Agreement not otherwise amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date first above written.

COMMUNITY FINANCIAL GROUP, INC.         CB BANCORP, INC.


By: /s/ Illegible                       By: /s/ Illegible
    ---------------------------------       ------------------------------------
Printed Name: Illegible                 Printed Name: Illegible
Title: CEO                              Title: President


                                        HOME BANCSHARES, INC.


                                        By: /s/ Illegible
                                            ------------------------------------
                                        Printed Name: Illegible
                                        Title: President

                                    EXHIBIT E

                                ESCROW AGREEMENT